Exhibit B, 19(v)

Page One                                                                      NZ 372/2002
                                                                               N 406/2002

                                                  COUNTERPART

                                                Notarial Record

drawn on April  twenty  fourth,  the year two thousand  and two (April 24,  2002) by me JUDr.  Miroslav  Novak,
Prague  Notary  Public,  at my notarial  office in Prague 1, Dlouha 16, under the  attendance  of a participant presented  hereunder,  who is  according  to his  declaration  competent  of legal  tasks,  whose  identity was ascertained by a valid official identification, which is:

Horizon  Energy  Development  B.V.  place of  residence  Amsterdam,  the Kingdom of the  Netherlands,  with its registered office Leidsekade 98, Amsterdam 1017PP,  the Kingdom of the Netherlands,  recorded in the Commercial
Register,  maintained by the Trade and Industrial Chamber in Amsterdam, the Kingdom of the Netherlands,  insert
No:  33282533,  acting by its Managing  Director Mr. Bruce Hollis Hale, date of birth August 30, 1949, place of residence 247 Brantwood  Road,  Snyder N.Y. 14226,  USA,  according to whose  declaration  competent to perform legal  acts,  whose  identity  was  demonstrated  by  a  valid  legal  identification,  who  his  function  and authorization  to act and sign on behalf of the  Company  independently  substantiates  by an excerpt  from the
Commercial  Register,  maintained  by the Trade  and  Industrial  Chamber  in  Amsterdam,  the  Kingdom  of the
Netherlands,  dated February 6, 2002. (The Commercial  Register excerpt attached hereto is an integral Appendix
No. 1 hereof.)

The  above-mentioned  Company  Horizon  Energy  Development,  B.V.,  is a sole  partner  of the trade  Company, commercial  name Horizon  Energy  Development  s.r.o.,  with its  registered  office in Prague 1, Maiselova 15,
Corporate  Identification  Number:  40612490,  recorded in the Commercial  Register  maintained by the District
Court in Prague,  section C, insert  2064,  dated  April 4, 2002,  excerpt  No:  58406/2002,  where the Company
Horizon Energy  Development B.V. is entered as a sole partner of the trade Company Horizon Energy  Development,
s.r.o. (The Commercial  Register excerpt of Horizon Energy Development,  s.r.o.  attached hereto is an integral
Appendix No. 2 hereof.)

The  aforementioned  participant  (hereinafter  "sole  partner") made a request of me today,  April 24, 2002 to draw-up this:

D e c i s i o n  by a sole partner, executed during performance of the General Meeting's competency, pursuant to Section 132, Commercial Code in the Company with commercial name Horizon Energy Development, s.r.o., on:

     -  change in the first sentence, (2), Article 8 of the Founder's Deed,

     -  adoption of an entire Founder's Document of the Company as amended, i.e., its Founder's Deed.
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As of today,  April 24,  2002 the sole  partner  adopted,  while  applying  Section  132,  Commercial  Code the following decisions:

     -    changed the first sentence of (2), of an Article eight of the Founder's Deed from an initial:
          "Statutory body of the Company are two executives."
          to a new sentence amended as follows:
          "Statutory body of the Company are one or more executives."

     -    adopted  entire  Founder's  documents as amended,  i.e. its Founder's  Deed,  which in the full extent alter the initial Founder's Deed, and is amended as follows:

                                               FOUNDER'S DEED

                               of the Company Horizon Energy Development, s.r.o.

Article One: Commercial Name
The commercial name of the Company is Horizon Energy Development, s.r.o.

Article Two: Registered Office of the Company
The registered office of the Company is Maiselova 15, 110 00 Prague 1

Article Three: Scope of Business
The scope of business of the Company is as follows:
    -   economic and organizational consulting services
    -   consulting services in the industry
    -   consulting services in the commerce
    -   services of an organizational and economic nature

Article Four: Duration of the Company
The Company has been founded for an indefinite period

Article Five: Registered capital and the partner's contribution
The registered  capital amounts to CZK 89,499,000 (in words:  eighty-nine  million four hundred and ninety-nine thousand Czech crowns).  The registered  capital is in a form of monetary,  fully paid-up  contribution  of the single partner

The administrator of the contribution was Dipl. Ing. Jan Myslivec

Article Six: Increase and decrease of the registered capital
The  registered  capital may be increased  based on decision of the General  Meeting by  increasing  the single partner's  contribution,  or by an assumption of a new contribution of a joining  partner.  The General Meeting may decide on an increase in the  registered  capital from own sources shown in an ordinary,  extraordinary  or interim  financial  statements  in the own equity of the Company  provided it is not bound  pursuant to law for certain purposes. The amount of the single partner's contribution is thus increased.

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Reducing the single  partner's  contribution may decrease the registered  capital.  The General Meeting decides on registered  capital decrease.  The amount of the registered capital must not be reduced under the sum of CZK
200,000.

Article Seven: Sole partner
The sole partner of the Company is Horizon Energy  Development  B.V., with its registered office in the Kingdom of the Netherlands,  1017PP  Amsterdam,  Leidsekade 98, recorded in the Commercial  Register  maintained by the
Trade and Industrial Chamber, the Kingdom of the Netherlands, insert 33282533

Article Eight: Bodies of the Company
The bodies of the Company are as follows:
     -  General Meeting
     -  Executives

1.   The  General  Meeting  decides on matters  stipulated  in Section  125,  Commercial  Code.  The single partner  performs  the  competency  of the General  Meeting.  Decisions  of the partner  while  performing competency of the General Meeting's must be in writing and signed by the partner.

2.   The statutory bodies of the company are one or more executives.  Each executive acts  independently on behalf of the company.

3.   Mr. Robert Chelberg was the Company's first executive, place of residence Prague 4, Salamounova 1933.

Article Nine: Reserve Fund
The Company  creates a reserve fund.  This fund shall be  replenished  by an amount  equaling 5 per cent of the net profit up to the final amount of the reserve fund equaling 10 per cent of the registered capital annually.

Article Ten: Final Provision.

Unless this Founder's Deed stipulates  otherwise,  relevant  provisions of Act No.  513/1991 Coll.  (Commercial
Code) shall govern internal relations in the Company, as amended.

This notarial  record has been drawn up by the sole partner's  decision,  and  interpreted to the  participant, approved  and  signed  by him,  whereupon  it was  signed by me,  the  Notary  Public,  and  furnished  with an impression of the official seal.

                                      L.S.

                                                  Bruce Hollis Hale, in own hand
                                                  JUDr. Miroslav Novak, in own hand
                                                  Notary public in Prague